EXHIBIT 99.1

Nanophase Announces Fourth Quarter Revenues

44% Revenue and 77% Product Sales Increase Year-Over-Year

ROMEOVILLE, Ill., Jan. 10 /PRNewswire-FirstCall/ — Nanophase Technologies (Nasdaq: NANX—News), a technology leader in nanomaterials and nanoengineered products, announced revenue for the fourth quarter of 2005 (unaudited) and full year 2005 (unaudited). Fourth quarter 2005 revenue was approximately $1.43M compared to $0.99M in the fourth quarter of 2004, representing a 44% revenue increase year-over-year (YOY). Comparing the same two periods, product sales grew to approximately $1.34M from $0.76M, or a 77% increase YOY.

2005 revenue increased to approximately $6.8M, compared to $5.2M in 2004, representing total revenue growth of 31% YOY. Product sales significantly increased to approximately $6.45M in 2005, versus $4.25M in 2004, growing 52% in 2005. Comparing 2005 to 2004, other revenues decreased approximately $.6M in 2005 reflecting the absence of a non-recurring development agreement for 2004.

“While fourth quarters are often lower than earlier quarters due to seasonality in the sunscreen business, fourth quarter 2005 revenue was the highest fourth quarter revenue in the Company’s history and shows significant growth over the same period in 2004, especially the 77% increase in product sales,” stated Joseph Cross, Nanophase’s president and CEO. “2005 revenue growth, most importantly the 52% growth in product sales, represents a solid year for Nanophase and establishes a multiple market platform for future revenue growth and expansion.”

“Given the time required for Nanophase’s financial audit activities and the additional time needed for SOX audit compliance, we have decided to release unaudited revenues at this time to allow the Company to communicate with its stockholders and institutional investors. We expect to complete all audit activities and be able to release full audited earnings by early March followed by our normal conference call. As soon as the timing is firm, we will announce the schedule.”

Nanophase Technologies Corporation (NANX), http://www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 21 United States and 51 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.

This press release contains words such as “expects”, “shall”, “will”, “believes” and similar expressions that are intended to identify forward- looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10Q filed November 7, 2005 and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.